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March 23, 1998


Mr. Todd Wallace
FlashNet Communications
1812 N. Forest Park Blvd.
Ft. Worth, Texas 76102


RE:  Offer

Dear Todd:

I look forward to the valuable contribution you will make to the success of
FlashNet Communications in the coming months.   A large measure of our future
success will depend upon your work here with our company, and in this regard I would like to offer the following compensation plan to you:


     Position:           Director of Information Systems


     Base Salary:        $4,615.39 per pay period (bi-weekly), which calculates
                         to $120,000 on an annual basis.


     Bonus: To be determined during the next twelve months, however management must establish proper goals and apply consistent measurement to determine pay out of bonus dollars. Up to 15% of annual salary is expected to be allocated.


     Common Stock:       Subject to the terms and conditions of Website
                         Management  Company's Non-Qualified Stock Option
                         Agreement (which agreement is a part of the 1997 Stock
                         Incentive Plan), and full execution of such agreement, options to acquire 11,000 shares, to be fully vested in stages over sixty (60) months, according to the following vesting schedule:

                              1,666 shares at $8.00 per share to vest by 5/1/99 1,666 shares at $8.00 per share to vest by 5/1/00 1,666 shares at $8.00 per share to vest by 5/1/01 1,666 shares at $8.00 per share to vest by 5/1/02 1,666 shares at $8.00 per share to vest by 5/1/03 1,666 shares at $8.00 per share to vest by 5/1/04

                         This shall not serve to limit the number of shares that may be awarded to you, as adjustments based upon annual performance reviews will determine additional options or awards.

     Severance:          A severance amount equal to four months' salary would
                         be paid if your employment

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                         is terminated without cause within twelve months after
                         a Change In Control. This severance provision shall expire if a Change In Control has not occurred within three (3) years of the date of this letter.


     Vacation:           3 weeks per 12 month period of employment beginning on
                         the original hiring date. Notice for days taken must be in accordance with FlashNet company policy.


     Health Benefits:    The Company will cover, at no charge to you, the
                         premium portion of the health plan for you, your family under the Company's existing HMO/PPO policy with Aetna.
                         Under the Company's "key employee" provision, we will waive the 90 day waiting period for your participation in the plan, and make your instatement effective upon proper application.


     Start Date:         The date at which your resignation from your existing
                         position becomes effective, however not later than May
                         18, 1998. We require your presence at the earliest possible date.



I hope that this compensation structure is acceptable to you. If so, please acknowledge the same by signing below in the space indicated. I look forward to our success here at FlashNet Communications and to your valued involvement to make it happen.

Sincerely,


/s/ M. Scott Leslie
-----------------------
     Scott Leslie
President




AGREED AND ACCEPTED this 23rd day of March, 1998
                         ----        -----


BY: /s/ Todd Wallace
   ----------------------------------
     Todd Wallace